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SUBSIDIARIES OF THE COMPANY                                         EXHIBIT 21.1


BWAY CORPORATION
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  Brockway Standard, Inc.
     Armstrong Containers, Inc.
     Plate Masters, Inc.
  Milton Can Company, Inc.
  Brockway Standard (New Jersey), Inc.
     Northeast Tin Plate Company
     Milton Metal Graphics, Inc.
  BMAT, Inc.
     BMAT (Newtown), Inc.
     BMAT (MDD), Inc.
     Chicago Metal Decorating, Inc.
     Chicago Service Division, Inc.
     Brookfield  Service Division, Inc.
     Trenton Metal Decorating, Inc.
  Brockway Standard (Canada), Inc.
  BWAY Foreign Sales Corporation


The Company and most of its significant subsidiaries are Delaware corporations, except for Northeast Tin Plate Company (a New Jersey Corporation), Milton Metal Graphics, Inc. (an Illinois Corporation), BWAY Foreign Sales Corporation (incorporated in Barbados), and Brockway Standard (Canada), Inc. which is organized within the Ontario Province.